FOR RELEASE JAN. 28, 2026 | 8 AM Media Contact 615-986-5886 Media.Relations@LPCorp.com LP Building Solutions Announces Board Leadership Succession, Elects F. Nicholas Grasberger III Independent Chairperson NASHVILLE, Tenn. (Jan. 28, 2026) – Louisiana-Pacific Corporation (LP), a leading manufacturer of high-performance building products, today announced its Board of Directors (Board) has elected F. Nicholas Grasberger III as independent Chairperson of the Board, effective Feb. 19, 2026. Grasberger’s appointment follows current Chairperson and Chief Executive Officer (CEO) W. Bradley Southern’s decision to retire from the Board, including his role as director and Chairperson, on the same date. “Nick brings significant financial expertise and long-standing familiarity with LP’s business and strategy,” said Lead Independent Director Dustan E. McCoy. “Having served on the Board for more than six years, he is well positioned to assume the role of Chairperson, and we look forward to his leadership.” Grasberger has served on LP’s Board since 2019 and currently serves on its Compensation, Finance and Audit, and Governance and Corporate Responsibility Committees. Grasberger is Chairman, President and CEO of Enviri Corporation (NYSE: NVRI), which provides environmental solutions for industrial and specialty waste streams and technology for the rail sector. Grasberger joined Enviri in 2013 as Chief Financial Officer and was named President and CEO in 2014. He became Chairman of Enviri in 2018. The Board also appointed LP President and CEO-elect Jason P. Ringblom as a Class III director, effective Feb. 19, 2026. Ringblom’s addition to the Board aligns with the company’s broader CEO succession plan. The Board appointed him to succeed Southern as CEO, effective Feb. 19, 2026, completing a comprehensive succession process the Board led in partnership with Southern. In his current role as President, Ringblom oversees all global manufacturing and commercial operations and has played a central role in shaping LP’s strategy and integrating key business functions. He joined LP in 2004 and has held several leadership roles, including Executive Vice President and General Manager of the company’s OSB and Siding businesses.

Ozey K. Horton Jr. and McCoy will retire from the Board effective May 1, 2026, the date of LP’s annual meeting of stockholders. “On behalf of the Board and the LP team, I thank Ozey and Dustan for their many years of service and steady leadership,” Southern said. “Dustan has served on the Board for more than 20 years, including as Lead Independent Director since 2020, and Ozey has been a director for nearly a decade. Their contributions have greatly supported LP’s long-term growth and governance.” Following these changes, the Board will consist of eight directors, including Ringblom and seven independent directors. About LP Building Solutions As a leader in high-performance building solutions, Louisiana-Pacific Corporation (LP Building Solutions, NYSE: LPX) manufactures engineered wood products that meet the demands of builders, remodelers and homeowners worldwide. LP’s extensive portfolio of innovative and dependable products includes Siding Solutions (LP® SmartSide® Trim & Siding, LP® SmartSide® ExpertFinish® Trim & Siding, LP BuilderSeries® Lap Siding and LP® Outdoor Building Solutions®), LP® Structural Solutions (LP® TechShield® Radiant Barrier Sheathing, LP WeatherLogic® Air & Water Barrier, LP Legacy® Premium Sub-Flooring, LP® FlameBlock® Fire-Rated Sheathing and LP® TopNotch® 350 Durable Sub-Flooring) and LP® Oriented Strand Board. In addition to product solutions, LP provides industry-leading customer service and warranties. Since its founding in 1972, LP has been Building a Better World™ by helping customers construct beautiful, durable homes while shareholders build lasting value. Headquartered in Nashville, Tennessee, LP operates more than 20 manufacturing facilities across North and South America. For more information, visit LPCorp.com. ###